Exhibit  21

                             SOLITRON DEVICES, INC.
                         SUBSIDIARIES OF THE REGISTRANT

                                   Percentage of Voting
                                     Securities Owned      State of        Active
                                      by Registrant      Incorporation    Division
                                   --------------------  -------------    ---------
Registrant:

Solitron Devices, Inc.. . . . . .                           Delaware          *

Subsidiaries of Registrant:

Solitron Specialty Products, Inc.          100              Delaware
Array Devices, Inc. . . . . . . .          100              California
Solidev International
  Sales Corporation . . . . . . .          100              New York
Solitron International, Inc.. . .          100              Virgin Islands
Solidev Warenvertriebs GmbH . . .          100              Germany


All  subsidiaries  are  included  in  the  consolidated  financial  statements.


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